Exhibit 3.1

THIRD AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

ONE STOP SYSTEMS, INC.,

a California corporation

The undersigned, STEPHEN D. COOPER and MARK GUNN hereby certify:

1. They are the President and Secretary, respectively, of ONE STOP SYSTEMS, INC., a California corporation.

2. The Articles of Incorporation of said corporation are amended and restated to read as follows:

ARTICLE I

The name of this corporation is ONE STOP SYSTEMS, INC. (the “Corporation”).

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

The Corporation is authorized to issue two (2) classes of shares to be designated “Preferred” and “Common.” The total number of shares which the Corporation is authorized to issue is sixteen million (16,000,000) shares, of which the total number of Preferred shares authorized is five million (5,000,000), and the total number of authorized Common shares is eleven million (11,000,000).

The Preferred shares authorized by these Articles of Incorporation may be issued from time to time in one (1) or more series. The Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions granted to or imposed upon wholly unissued series of Preferred shares, and to fix or alter the number of shares comprising any such series and the designation thereof, or any of them, and to provide for rights and terms of redemption or conversion of the shares of any such series.

Five hundred thousand (500,000) shares of Preferred shares will be designated “Series A Preferred.” One million five hundred thousand (1,500,000) shares of Preferred shares will be designated “Series B Preferred.” Two million (2,000,000) shares of Preferred shares will be designated “Series C Preferred.” The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred, the Series B Preferred and the Series C Preferred are as follows:

Section 3.1 LIQUIDATION PREFERENCE.

(a) Right to Liquidation Preference.

(i) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series C Preferred will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series B Preferred, Series A Preferred and Common by reason of their ownership thereof the amount of One Dollar and 50/100 ($1.50) per share of Series C Preferred (as such amount will be adjusted to reflect subdivisions and combinations of shares and stock dividends) for each share of Series C Preferred then held by them (the “Series C Liquidation Preference”). If upon any such liquidation, dissolution or winding up of the Corporation, the assets and funds available for distribution among the holders of the Series C Preferred will be insufficient to permit the payment to such holders of the full preferential amount, then such assets and funds of the Corporation legally available for distribution will be distributed ratably among the holders of the Series C Preferred in proportion to the preferential amount each such holder is entitled to receive.

(ii) After payment has been made to the holders of Series C Preferred of the full amounts to which they will be entitled as aforesaid, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series B Preferred will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series A Preferred and Common by reason of their ownership thereof the amount of Fifty Cents ($0.50) per share of Series B Preferred (as such amount will be adjusted to reflect subdivisions and combinations of shares and stock dividends) for each share of Series B Preferred then held by them (the “Series B Liquidation Preference”). If upon any such liquidation, dissolution or winding up of the Corporation, the assets and funds available for distribution among the holders of the Series B Preferred will be insufficient to permit the payment to such holders of the full preferential amount, then such assets and funds of the Corporation legally available for distribution will be distributed ratably among the holders of the Series B Preferred in proportion to the preferential amount each such holder is entitled to receive.

(iii) After payment has been made to the holders of Series B Preferred of the full amounts to which they will be entitled as aforesaid, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common by reason of their ownership thereof the amount of Twenty-Five Cents ($0.25) per share of Series A Preferred (as such amount will be adjusted to reflect subdivisions and combinations of shares and stock dividends) for each share of Series A Preferred then held by them (the “Series A Liquidation Preference”). If upon any such liquidation, dissolution or winding up of the Corporation, the assets and funds available for distribution among the holders of the Series A Preferred will be insufficient to permit the payment to such holders of the full preferential amount, then such assets and funds of the Corporation legally available for distribution will be distributed ratably among the holders of the Series A Preferred in proportion to the preferential amount each such holder is entitled to receive.

(iv) After payment has been made to the holders of the Series C Preferred, Series B Preferred and Series A Preferred of the full amounts to which they will be entitled as aforesaid, the assets of the Corporation available for distribution to shareholders, if any, will be distributed ratably among the holders of Common.

(b) Liquidation Events.

(i) For purposes of this Section 3.1, a liquidation will be deemed to be occasioned by, or to include, the Corporation’s sale of all or substantially all of its assets or the acquisition of the Corporation by another entity by means of merger or consolidation (other than a consolidation or merger in which the holders of voting securities of the Corporation immediately prior to the consolidation or merger own (immediately after the consolidation or merger) voting securities of the surviving or acquiring entity, or of a parent of such entity, representing more than fifty percent (50%) of the voting power of the surviving or acquiring entity or such parent) resulting in the exchange of the outstanding shares of the Corporation for securities or consideration issued, or caused to be issued, by the acquiring entity.

(ii) In any such events, if the consideration received by the Corporation is other than cash or indebtedness, its value will be deemed to be its fair market value. In the case of publicly traded securities, fair market value will mean the closing market price for such securities on the date such consolidation, merger or sale is consummated. If the consideration is in a form other than publicly traded securities, its value will be determined in good faith by agreement between the Board of Directors of the Corporation and the holders of a majority of the outstanding shares of Series C Preferred, Series B Preferred and Series A Preferred, voting together as a class.

Section 3.2 CONVERSION. The holders of the Series C Preferred, Series B Preferred and Series A Preferred will have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

(i) Optional Conversion. Each share of Series C Preferred, Series B Preferred and Series A Preferred will be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series C Preferred, Series B Preferred and Series A Preferred, into one (1) share of fully paid and nonassessable Common.

(ii) Automatic Conversion. Each share of Series C Preferred, Series B Preferred and Series A Preferred will automatically be converted into shares of Common upon the earlier, as to each series, of (i) the date specified by vote or written consent of the holders of not less than a majority of the then outstanding shares of such securities, or (ii) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 (or a successor form) under the Securities Act of 1933, as amended, covering the offer and sale of Common for the account of the Corporation to the public at an aggregate offering price of not less than Ten Million Dollars ($10,000,000) (prior to deducting any underwriting discounts and commissions) and an offering price per share to the public equal to or greater than Five Dollars ($5.00) (as adjusted for any stock splits, stock dividends, recapitalization, etc.). In the event of such a public offering, the person(s) entitled to receive the Common issuable upon such conversion of Series C Preferred, Series B Preferred and Series A Preferred will not be deemed to have converted such Series C Preferred, Series B Preferred and Series A Preferred until immediately prior to the closing of such sale of Common, at which time the Series C Preferred, Series B Preferred and Series

A Preferred will be converted automatically without any further action by holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation will not be obligated to issue certificates evidencing the shares of Common issuable upon such conversion unless certificates evidencing such shares of Series C Preferred, Series B Preferred and Series A Preferred being converted are either delivered to the Corporation or its transfer agent, as hereinafter provided, or the holder notifies the Corporation or any transfer agent, as hereinafter provided, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon the occurrence of such automatic conversion of Series C Preferred, Series B Preferred and Series A Preferred, the holders of the Series C Preferred, Series B Preferred and Series A Preferred will surrender the certificates representing such shares at the office of the Corporation or of any transfer agent for the Series C Preferred, Series B Preferred and Series A Preferred. Thereupon, there will be issued and delivered to such holder, promptly at such office and in his or her name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common into which the shares of Series C Preferred, Series B Preferred and Series A Preferred surrendered are convertible on the date on which said automatic conversion occurred.

(b) Mechanics of Conversion. Except as provided in Section 3.2(a)(ii) before any holder of Series C Preferred, Series B Preferred or Series A Preferred will be entitled to convert the same into full shares of Common, he or she will surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series C Preferred, Series B Preferred and Series A Preferred, and will give written notice to the Corporation at such office he or she elects to convert the same. The Corporation will, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Preferred, Series B Preferred or Series A Preferred, a certificate or certificates for the number of shares of Common to which he or she will be entitled as aforesaid and a check payable to the holder in the amount of any cash payable in lieu of fractional shares of Common (after aggregating all shares of Common issuable to such holder of Series C Preferred, Series B Preferred or Series A Preferred upon conversion of the number of share of Series C Preferred, Series B Preferred or Series A Preferred at the time being converted). In addition, if less than all of the shares represented by such certificates are surrendered for conversion pursuant to Section 3.2(a)(i), the Corporation will issue and deliver to such holder a new certificate for the balance of the shares of Series C Preferred, Series B Preferred or Series A Preferred not so converted. Except as provided in Section 3.2(a)(ii), such conversion will be deemed to have been made immediately prior to the close of the business on the date of the surrender of the certificate for the shares of Series C Preferred, Series B Preferred or Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common issuable upon such conversion will be treated for all purposes as the record holder or holders of such shares of Common on such date.

Section 3.3 VOTING RIGHTS. Except as otherwise provided herein or required by law, each share of Common, Series A Preferred, Series B Preferred and Series C Preferred issued and outstanding will have one (1) vote. Holders of Series C Preferred, Series B Preferred or Series A Preferred will be entitled to vote on all matters as to which holders of Common will be entitled to vote, in the same manner and with the same effect as the holders of Common, voting together with the holders of Common as one (1) class.

Section 3.4 NO REISSUANCE OF SERIES C PREFERRED, SERIES B PREFERRED OR SERIES A PREFERRED. No share or shares of Series C Preferred, Series B Preferred or Series A

Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise will be reissued, and all such shares will be cancelled, retired and eliminated from the shares which the Corporation will be authorized to issue.

Section 3.5 RESIDUAL RIGHTS. All rights accruing to the outstanding shares of this Corporation not expressly provided for to the contrary herein will be vested in the Common.

Section 3.6 COVENANTS. Except as otherwise required by law or these Articles of Incorporation, so long as at least fifty percent (50%) of the authorized number of shares of Preferred Stock designated Series C Preferred, Series B Preferred and Series A Preferred will be outstanding, the Corporation will not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series C Preferred, Series B Preferred and Series A Preferred voting together as a single class:

(a) Authorize or issue shares of any class or series of stock having any rights, preferences or privileges superior to the Series C Preferred, Series B Preferred and Series A Preferred;

(b) Repurchase, redeem, acquire or retire any shares of Common, except from employees, directors or consultants of this Corporation upon termination upon terms approved by the Board of Directors of the Corporation;

(c) Undertake or effect any consolidation or merger of this Corporation with or into another entity or any conveyance of all or substantially all of the assets of the Corporation to another person or persons in any transaction or series of transactions if, as a result of any consolidation, merger or conveyance, the shareholders of this Corporation will own less than a majority of the voting securities or power of the surviving entity or person; or

(d) Amend or repeal any provision of, or add any provision to, the Corporation’s Articles of Incorporation which alters or changes the rights, preferences or privileges, or increases or decreases the authorized number of shares of Series C Preferred, Series B Preferred or Series A Preferred.

ARTICLE IV

The liability of the directors of the Corporation for monetary damages will be eliminated to the fullest extent permissible under California law. Any repeal or modification of this Article IV, or the adoption of any provision of the Articles of Incorporation inconsistent with this Article IV, will only be prospective and will not adversely affect the rights under this Article IV in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability.

ARTICLE V

The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits on indemnification set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation or its shareholders. Any repeal or modification of this Article V, or the adoption of any provision of the Articles of Incorporation inconsistent with this Article V, will only be prospective and will not adversely affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to indemnification.

3. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors of said Corporation.

4. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders of said Corporation in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of said Corporation entitled to vote with respect to the foregoing amendment was three million six hundred thirty-nine thousand six hundred forty (3,639,640) shares of Common, five hundred thousand (500,000) shares of Series A Preferred and one million four hundred fifty thousand (1,450,000) of Series B Preferred. The number of shares voting in favor of the amendment equaled or exceeded the vote required, such required vote being more than a majority of the outstanding shares of Common, more than a majority of the outstanding shares of Series A Preferred and more than a majority of the outstanding shares of Series B Preferred, each voting separately as a single class.

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We further declare under penalty of perjury of the laws of the State of California the matters set forth in these Third Amended and Restated Articles of Incorporation are true and correct of our own knowledge.

Executed at Escondido, California, on January 25, 2007.

/s/ Stephen D. Cooper
STEPHEN D. COOPER, President

/s/ Mark Gunn
MARK GUNN, Secretary

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